Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendments to Registration Statement No’s. 333-31064, 333-64986, 333-55402, 333-87504, 333-135340 and 333-149641 on Form S-8 of j2 Global, Inc. of our reports dated February 28, 2014, relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of j2 Global, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ SingerLewak LLP

Los Angeles, California

June 10, 2014